Exhibit 19.1

CG Oncology, Inc.

Insider Trading Compliance Policy and Procedures

Adopted December 13, 2023

Last Amended March 25, 2025

CG Oncology, Inc. (together with its subsidiaries, “CG Oncology”) is a public company. This means CG Oncology is owned by its stockholders, our securities are publicly traded, and we all have an obligation to protect CG Oncology’s value and assets. When you started employment at CG Oncology (or, if a consultant, started consulting for CG Oncology), you signed an Employee Confidentiality and IP Assignment Agreement or a Consulting Agreement. In that agreement, you promised to protect CG Oncology’s confidential information and trade secrets by not disclosing this information to unauthorized persons. It is your responsibility to fully understand and comply with that agreement.

It is also your obligation to understand certain actions that you cannot take, either because doing so is unlawful for the employees or consultants of a public company or because doing so could harm CG Oncology. Every officer, director, employee and consultant has the individual responsibility to comply with this policy.

Additionally, federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of CG Oncology, and result in dismissal from CG Oncology or even serious criminal and civil charges against the individual and CG Oncology. CG Oncology reserves the right to take whatever disciplinary or other measures it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Policy

This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all directors, officers, other employees and consultants of CG Oncology. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Except for transactions involving CG Oncology equity securities that a director is deemed to have beneficial ownership of by virtue of his/her affiliation with venture capital entities or other institutional investors, this Policy, including without limitation, blackout periods and prohibited transactions, does not apply to such venture capital entities or other institutional investors, and the related transactions in CG Oncology’s equity securities by such entities; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine compliance with applicable securities laws in considering whether to adhere to this

Exhibit 19.1

Policy.

Questions regarding the Policy should be directed to the Chief Compliance Officer (the “Compliance Officer”), who is responsible for the administration of this Policy.

Policy Statement

During the course of your employment or consulting engagement with CG Oncology, you may receive important information that is not yet publicly available (“inside information”) about CG Oncology or about other publicly-traded companies with which CG Oncology has business dealings. Because of your access to this information, you may be in a position to profit financially by buying or selling or in some other way dealing in CG Oncology’s securities or the securities of another publicly traded company. Similarly, you may be in a position to benefit financially or otherwise by passing this information on to another person. Whether you personally benefit or another person benefits, this is considered “insider trading” and is illegal.

The following activities are prohibited:

• No Unauthorized Disclosure. You may not disclose inside information to anyone at CG Oncology who is not authorized to access it or to anyone outside CG Oncology.

• No Trading in CG Oncology’s Securities with Inside Information. When you have access to inside information about CG Oncology, you may not buy or sell CG Oncology’s securities regardless of the amount nor may you encourage or discourage others from trading CG Oncology’s securities.

• No Trading in CG Oncology’s Partner’s Securities with Inside Information. When you have access to inside information about other publicly-traded companies with which CG Oncology has a business relationship, you may not buy or sell securities in the applicable company regardless of the amount nor may you encourage or discourage others from trading CG Oncology's securities.

“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging and margin loans, or other derivative securities.

The laws and regulations concerning insider trading are complex, and you are encouraged to seek guidance from the Compliance Officer prior to considering a transaction in Company securities.

Material Nonpublic Information

Exhibit 19.1

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new products or product developments;
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results of clinical trials or preclinical studies;
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communications sent to or received from the U.S. Food and Drug Administration or foreign regulatory authorities;
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important business developments, such as trial results, developments regarding strategic collaborations or the status of regulatory submissions;
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management or control changes;
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significant financing developments including pending public sales or offerings of debt or equity securities;
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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security incidents; and
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significant litigation or regulatory actions.

Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of one to two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Blackout Policy

In addition to the prohibition against trading while you possess inside information, CG Oncology, through its Compliance Officer, may impose certain blackout periods during which you

Exhibit 19.1

will be prohibited from trading in CG Oncology’s securities, unless such trades are made under a previously adopted, valid 10b5-1 Plan that complies with CG Oncology’s policies. Generally, CG Oncology will impose a trading blackout period on the 16th day of the last month of the fiscal quarter, unless the 16th day falls on a weekend or Nasdaq holiday, in which case it is the trading day immediately prior to the 16th day of such month, and ending after two full trading days have elapsed after the public dissemination of CG Oncology’s annual, interim or quarterly financial results.

In addition, other examples of events where CG Oncology may impose a trading blackout period include, but are not limited to, when CG Oncology:

• engages in communications, whether written or oral, with the FDA or other regulatory authority regarding CG Oncology’s or another company’s drug;

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executes a significant partnering transaction related to one or more of CG Oncology’s programs until CG Oncology publicly discloses such transaction;
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issues new equity or debt offerings or repurchases by CG Oncology;
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makes adjustments to CG Oncology’s financial guidance; and
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unblinds the data for a clinical study for one of CG Oncology’s drugs until the top line results of such study are publicly disclosed by CG Oncology.

In addition, CG Oncology may impose additional blackout periods if the Compliance Officer believes inside information exists that requires imposing a blackout period to avoid the potential for, or the perception of, insider trading.

The fact that CG Oncology has imposed a blackout period is CG Oncology’s confidential information and may not be disclosed outside CG Oncology.

Anytime a blackout period is in effect, CG Oncology will notify you, and CG Oncology’s stock administrator is authorized to block transactions in CG Oncology’s securities that violate this policy.

These prohibitions do not apply to:

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purchases of CG Oncology’s securities from CG Oncology (e.g., Employee Stock Purchase Plan), or sales of CG Oncology’s securities to CG Oncology;
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exercises of stock options or other equity awards or the surrender of shares to CG Oncology in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of CG Oncology’s securities (the “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of CG Oncology’s securities, and therefore would not qualify under this exception); or
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purchases or sales of CG Oncology’s securities (i) mandated under an employee benefit plan maintained by CG Oncology which authorizes the sale of only such

Exhibit 19.1

securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award or (ii) made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).

Exceptions to the blackout period policy may be approved by the Compliance Officer (or, in the case of an exception for the Compliance Officer, the Chief Executive Officer), including any exceptions for bona fide gifts of CG Oncology’s securities.

Rule 10b5-1 Trading Plans Required for all Officers and Employees that are at or More Senior to the Vice President Level or Otherwise Identified as Mandatory Participants; and Optional for All Other Employees

If you are an officer or other employee that is at or more senior to the Vice President level, or an employee that has been identified by the Compliance Officer as a mandatory participant in CG Oncology’s 10b5-1 program (each such officer or other identified employee, a “Mandatory 10b5-1 Program Participant”) you may only sell CG Oncology’s securities using a previously established contract, plan or instruction to trade in CG Oncology’s securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”). Please note that this restriction applies not only to the individual Mandatory 10b5-1 Program Participant, but also to members of their household (e.g., spouses, children and relatives living in the same household) and businesses or other entities they control.

All other employees and directors may choose to trade CG Oncology’s securities using CG Oncology’s approved Trading Plan but are not required to do so. If you choose to use a Trading Plan, then you may not trade CG Oncology’s securities outside of a Trading Plan for at least 24 months and until the end of the Sales Period (as defined in the Trading Plan) in which all of your Trading Plans have expired or been terminated.

Rule 10b5-1 Trading Plans

The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a Trading Plan that:

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has been submitted to and preapproved by the Compliance Officer
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includes a “Cooling Off Period” for
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Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
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employees and any other persons, other than CG Oncology, that extends 30 days after adoption or modification of a Trading Plan;
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for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about CG Oncology or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

Exhibit 19.1

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has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about CG Oncology and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
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either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and
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complies with all other applicable requirements of Rule 10b5-1.

The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. You may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (including Trading Plans which authorize an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award) and subject to preapproval by the Compliance Officer.

You may only modify a Trading Plan outside of a blackout period and, in any event, when you do not possess material nonpublic information. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling-Off Period.

CG Oncology reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. CG Oncology also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of CG Oncology.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of CG Oncology, the Compliance Officer, or CG Oncology’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing CG Oncology of, or trading under, a Trading Plan.

References to “Compliance Officer” in this section shall refer to the Chief Executive Officer with respect to any Trading Plan to be entered into by the Compliance Officer.

Post-Termination Transactions

If you are in possession of material nonpublic information when your service with CG Oncology terminates, you may not trade in CG Oncology’s securities until that information has become public or is no longer material.

Exhibit 19.1

Prohibited Transactions

CG Oncology has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, you shall comply with the following policies with respect to certain transactions in CG Oncology’s securities.

Short Sales

Short sales of CG Oncology’s securities are prohibited by this Policy. Short sales of CG Oncology’s securities, or sales of shares that you do not own at the time of sale, or sales of shares against which you do not deliver the shares within 20 days after the sale, evidence an expectation on your part that the securities will decline in value, and, therefore, signal to the market that you have no confidence in CG Oncology or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and CG Oncology’s 10% stockholders) from making short sales of CG Oncology’s equity securities.

Options

Transactions in puts, calls, or other derivative securities involving CG Oncology’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of CG Oncology’s stock and, therefore, creates the appearance that you are trading based on material nonpublic information. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus your attention on short-term performance at the expense of CG Oncology’s long- term objectives.

Hedging Transactions

Hedging transactions involving CG Oncology’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of CG Oncology’s equity securities, are prohibited by this Policy. Such transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as CG Oncology’s other stockholders.

Margin Accounts and Pledging

You are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account. This prohibition does not apply to cashless exercises of stock options under CG Oncology’s equity plans, nor to situations approved in advance by the Compliance Officer.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company

Exhibit 19.1

securities to its partners, members, or other similar persons; provided, however, it is the responsibility of each such entity, in consultation with its own counsel (as appropriate), to determine the timing of any distributions, based on relevant facts and circumstances, and applicable securities laws.

Interpretation, Amendment, and Implementation of this Policy

The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.

Although you are permitted to trade CG Oncology’s securities under this Policy without pre-clearance from the Compliance Officer, you are encouraged to contact the Compliance Officer if you have questions regarding this Policy and/or your potential transaction (including to ensure any trades by directors are timely reported in accordance with SEC regulations). Actions taken by CG Oncology, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

Certification of Compliance

All directors, officers, employees and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.